Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES MAY 2006 SALES RESULTS

•	Total Net Sales Increase 22.8%

•	Comparable Store Sales Increase 12.0%

New York, New York, June 1, 2006 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended May 27, 2006 increased 22.8 percent to $217.6 million over total net sales of $177.1 million for the four-week period ended May 28, 2005. By division, net sales were $82.2 million for Ann Taylor compared to $74.8 million last year, and $110.9 million for Ann Taylor LOFT compared to $85.4 million last year.

Comparable store sales for the period increased 12.0 percent compared to a comparable store sales decrease of 7.1 percent for the same four-week period last year. By division, comparable store sales for fiscal May 2006 were up 10.4 percent for Ann Taylor compared to a 6.3 percent decrease last year, and up 14.0 percent for Ann Taylor LOFT compared to an 8.7 percent decrease last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “Our sales momentum continued to be strong in all regions throughout the month of May in both brands. The Ann Taylor division delivered its tenth consecutive month of positive comparable store sales, and we continue to see excellent results in dresses, suits, skirts, woven tops and jewelry. The LOFT division had another outstanding month, with fashion and embellishment selling across all categories. Dresses, skirts, gauchos, city shorts, feminine blouses, knit tops and separates and shoes were especially strong. Additionally, our petites business at both brands, in store and on-line, continued to perform well.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of the end of the first quarter of fiscal 2006.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the possible re-imposition of quotas or other trade law or import restrictions in additional categories;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems; and

•	the impact of the Company’s AnnTaylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547